Exhibit "A"

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

VillageEDOCS

Mason Conner and Michael Richard certify that:

1.         They are the President and Secretary, respectively, of VillageEDOCS, a California corporation (the "Company").

2.         ARTICLE IV of the Articles of Incorporation of the Company is amended to read as follows:

IV

This Corporation is authorized to issue only one class of shares of stock which shall be designated as common stock; the total number of shares which the Corporation is authorized to issue is one hundred seventy five million (175,000,000).

3.         The foregoing amendment of the Articles of Incorporation has been duty approved by the Board of Directors

4.         The forgoing amendment has been duly approved by the required vote of the shareholders in accordance with Section 902 of the Corporations Code of the State of California. The corporation only one class of shares and the number of outstanding shares is 35,911,544.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than fifty percent (50%).

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: July __, 2004

_______________________________

Mason Conner, President

_______________________________

Michael Richard, Secretary